Principal Private Credit Fund I
Supplement dated December 16, 2024
to the Statement of Additional Information dated June 3, 2024
This supplement updates information contained in the Statement of Additional Information. Please retain this supplement for future reference.

MANAGEMENT OF THE FUND
Under Additional Information Regarding Board Members and Officers, in the FUND OFFICERS table, delete rows for John L. Sullivan and Beth C. Wilson, and add the following alphabetically:

FUND OFFICERS
Name, Address, and Year of Birth	Position(s) Held with Fund Complex	Principal Occupation(s) During Past 5 Years
John L. Sullivan 711 High Street Des Moines, IA 50392 1970	Counsel and Secretary (since 2024) Counsel and Assistant Secretary (2023-2024) Assistant Counsel and Assistant Secretary (2019-2023)	Principal Financial Group* Assistant General Counsel (since 2023) Counsel (2019-2023)